Contacts:	Rebecca Geier Corp. Comm./Investor Relations Manager (512) 683-5325	Jennifer Howard-Brown Media Relations Manager (512) 683-8713

National Instruments Reports 20 Percent Year-Over-Year Revenue Growth

Company Delivers Record Software Sales and Launches Significant New Products in Q3

AUSTIN, Texas -- Oct. 26, 2004 -- National Instruments (Nasdaq: NATI) reported third quarter revenue of

$125 million, an increase of 20 percent compared to the third quarter of 2003, as well as the company's ninth consecutive quarter of year-over-year revenue growth. Net income under generally accepted accounting principles (GAAP) for Q3 2004 was $7.9 million, representing diluted earnings per share (EPS) of 10 cents. This compares to net income of $8 million and diluted EPS of 10 cents in Q3 2003.

Pro forma adjusted net income for Q3 2004 was $9.9 million, which represented diluted EPS of 12 cents compared to the pro forma adjusted net income of $8.2 million and diluted EPS of 10 cents in Q3 2003. Pro forma net income and diluted EPS for each third quarter period excludes the effects of patent litigation costs. These charges are set forth in the reconciliation of GAAP to non-GAAP financial measures table included below. Patent litigation costs in Q3 2004 include a $2.5 million charge to accrue for the additional expected patent litigation costs of taking the company's current patent litigation with SoftWIRE Technology, LLC to trial in 2006. This incremental charge resulted from a decision by the court on Oct. 6, 2004, to delay the trial and was not included in the company's previous guidance of fully diluted EPS of 11 cents for Q3 2004.

The company also announced a quarterly dividend of 5 cents per share on its common stock payable on Nov. 29, 2004, to shareholders of record on Nov. 8, 2004. As of Sept. 30, 2004, the company had $200 million in cash and short-term investments. During the quarter, the company repurchased approximately 251,000 shares of common stock for $6.7 million and paid a dividend of $3.9 million.

"We continued our aggressive investment in R&D in Q3 and introduced significant new products at NIWeek, including our new NI M Series family of data acquisition devices, two new 200 MS/s PXI modular instruments, and the CompactRIO embedded control system platform," said NI president and CEO Dr. James Truchard. "Strong sales of software, PXI and modular instruments during the quarter demonstrate the mainstream acceptance of virtual instrumentation in test, and we are excited about our growing opportunities in industrial control and design."

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National Instruments Reports 20 Percent Year-Over-Year Revenue Growth

Oct. 26, 2004

Q3 2004 Highlights

  Revenue growth of 20 percent year-over-year
  Pro forma net income up 20 percent year-over-year
  Record quarter for software sales
  Successful NIWeek with record attendance and record number of exhibitors
  New M Series products that lead the industry with more performance, I/O capabilities and value to customers
  Strong growth in PXI led by modular instruments and switch products with the launch of two new 200 MS/s modular instruments
  Introduction of CompactRIO, a new rugged, ultrahigh-performance platform for industrial control
  Release of SignalExpress, an interactive software environment for design engineers
  Disciplined expense management by employees

"The strong growth of our newer products shows that our strategy of increased investment in R&D paid off as our order growth outpaced our peers," said NI CFO Alex Davern. "We expect to see sequential revenue growth and a record revenue quarter in Q4."

Geographically, the growth of revenue in U.S. dollar terms for Q3 2004 compared to Q3 2003 was up 23 percent in the Americas, up 15 percent in Europe and up 19 percent in Asia, equaling overall growth of 20 percent. In local currency terms, revenue was up 5 percent in Europe, up 16 percent in Asia and up 23 percent in the Americas for an overall local currency growth of 16 percent.

NI anticipates Q4 revenue to increase sequentially to a new quarterly revenue record. In addition, the company estimates fully diluted earnings per share of between 16 cents and 20 cents for Q4 2004.

Interested parties can listen to a conference call today, Oct. 26, 2004, beginning at 4:00 p.m. CDT, at www.ni.com/call. Replay information will be available by calling (719) 457-0820, confirmation code #893468, from Oct. 26, 2004, at 7:00 p.m. CDT, through Nov. 2, 2004, at 12:00 a.m. CST.

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National Instruments Reports 20 Percent Year-Over-Year Revenue Growth

Oct. 26, 2004

This release contains "forward-looking statements," including statements regarding strong growth of newer products, mainstream acceptance of virtual instrumentation, excitement about growth opportunities, sequential revenue growth and record revenue for Q4 and earnings per share of 16 cents to 20 cents in Q4 2004. These statements are subject to a number of risks and uncertainties, including the risk of adverse changes in the global economy, delays in the release of new products, the ability to control expenses, fluctuations in customer demand for NI products, manufacturing inefficiencies and foreign exchange fluctuations. Actual results may differ materially from the expected results. The company directs readers to documents filed with the SEC for other risks associated with the company's future performance.

Non-GAAP Financial Measurements

In addition to the GAAP results provided by this document, the company has provided non-GAAP financial measurements that present net income and net income per share on a basis excluding certain charges. Details of these excluded items are presented in the table below, which reconciles the GAAP results to non-GAAP financial measurements described in this press release.

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National Instruments Reports 20 Percent Year-Over-Year Revenue Growth

Oct. 26, 2004

National Instruments

Reconciliation of Pro Forma Net Income to Reported Results

(in thousands, except per share data)

(unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,

	2004	2003	2004	2003
Pro forma net income	$9,880	$8,226	$34,512	$24,968

Pro forma adjustment:
Patent litigation
(tax effected)	(1,943)	(272)	(2,388)	(2,847)

GAAP net income	$7,937	$7,954	$32,124	$22,121

Basic earnings per share:
Pro forma net income	$0.13	$0.11	$0.44	$0.32
Pro forma adjustment	(0.03)	(0.01)	(0.03)	(0.03)
Net income	$0.10	$0.10	$0.41	$0.29

Diluted earnings per share:
Pro forma net income	$0.12	$0.10	$0.42	$0.31
Pro forma adjustment	(0.02)	-	(0.03)	(0.04)
Net income	$0.10	$0.10	$0.39	$0.27

Basic shares used in circulation	78,671	77,298	78,637	77,202
Diluted shares used in circulation	81,749	80,898	82,209	80,579

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National Instruments Reports 20 Percent Year-Over-Year Revenue Growth

Oct. 26, 2004

About National Instruments

National Instruments (www.ni.com) is a technology pioneer and leader in virtual instrumentation -- a revolutionary concept that has changed the way engineers and scientists in industry, government and academia approach measurement and automation. Leveraging the PC and its related technologies, virtual instrumentation increases productivity and lowers costs through easy-to-integrate software, such as the NI LabVIEW graphical development environment, and modular hardware, such as PXI modules for data acquisition, instrument control and machine vision. Headquartered in Austin, Texas, NI has more than 3,100 employees and direct operations in 41 countries. In 2003, the company sold products to more than 25,000 companies in 90 countries. For the past five years, FORTUNE magazine named NI one of the 100 best companies to work for in America.

Readers may obtain investment information from the company's investor relations department by calling (512) 683-5090, by sending e-mail to nati@ni.com or by visiting www.ni.com/nati.

The condensed consolidated balance sheets, statements of income and cash flows follow.

CompactRIO, LabVIEW, NI, ni.com, NIWeek and SignalExpress are trademarks of National Instruments. Other product and company names listed are trademarks or trade names of their respective companies.

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National Instruments Reports 20 Percent Year-Over-Year Revenue Growth

Oct. 26, 2004

National Instruments

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)
September 30,		December 31,
2004		2003
ASSETS
Current assets:
Cash and cash equivalents	$53,104	$53,446
Short-term investments	147,186	141,227
Accounts receivable, net	75,921	77,970
Inventories, net	59,198	38,813
Other current assets	32,308	19,669
Total current assets	367,717	331,125

Property and equipment, net	150,623	151,612
Intangibles and other assets, net	42,360	42,414
Total assets	$560,700	$525,151

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$29,240	$29,567
Accrued expenses and other liabilities	55,797	46,228
Total current liabilities	85,037	75,795

Deferred income taxes, net	10,446	9,904
Total liabilities	95,483	85,699

Stockholders' equity:
Preferred stock	--	--
Common stock	787	783
Additional paid-in capital	94,072	95,070
Retained earnings	371,615	349,994
Other	(1,257)	(6,395)
Total stockholders' equity	465,217	439,452
Total liabilities and stockholders' equity	$560,700	$525,151

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National Instruments Reports 20 Percent Year-Over-Year Revenue Growth

Oct. 26, 2004

National Instruments

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,

	2004	2003	2004	2003
Net sales	$125,348	$104,644	$377,113	$303,983
Cost of sales	34,247	27,434	99,142	80,598
Gross profit	91,101	77,210	277,971	223,385

Sales and marketing	46,378	40,282	140,123	116,951
Research and development	21,737	18,370	63,072	50,497
General and administrative	10,358	8,438	30,202	25,244
Patent litigation	2,591	362	3,184	3,796
Total operating expenses	81,064	67,452	236,581	196,488

Operating income	10,037	9,758	41,390	26,897

Interest income, net	582	570	2,012	1,876
Foreign exchange, net	(85)	(209)	(831)	116
Other income, net	48	486	261	606

Income before income taxes	10,582	10,605	42,832	29,495
Provision for income taxes	2,645	2,651	10,708	7,374

Net income	$7,937	$7,954	$32,124	$22,121

Earnings per share:
Basic	$0.10	$0.10	$0.41	$0.29
Diluted	$0.10	$0.10	$0.39	$0.27

Weighted average shares outstanding:
Basic	78,671	77,298	78,637	77,202
Diluted	81,749	80,898	82,209	80,579

Dividends declared per share	$0.05	$0.03	$0.13	$0.03

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National Instruments Reports 20 Percent Year-Over-Year Revenue Growth

Oct. 26, 2004

National Instruments

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended
	September 30,
	2004	2003

Cash flow from operating activities:
Net income	$32,124	$22,121
Adjustments to reconcile net income to cash from operating activities:
Charges (benefits) to income not requiring cash:
Depreciation and amortization	18,505	18,787
Benefit from deferred income taxes	(937)	(514)
Tax benefit from stock option plans	1,983	2,565
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	2,049	(5,332)
Decrease (increase) in inventory	(20,385)	799
Decrease (increase) in prepaid expense and other assets	(7,262)	4,071
Increase (decrease) in current liabilities	9,242	(4,384)
Net cash provided by operating activities	35,319	38,113

Cash flow from investing activities:
Payment for acquisitions, net of cash received	-	(5,316)
Capital expenditures	(11,338)	(12,870)
Capitalization of internally developed software	(4,199)	(9,449)
Additions to other intangibles	(685)	(1,022)
Purchases of short-term investments	(167,403)	(105,626)
Sales and maturities of short-term investments	161,444	81,054
Net cash used in investing activities	(22,181)	(53,229)

Cash flow from financing activities:
Proceeds from issuance of common stock	11,168	11,476
Repurchase of common stock	(14,145)	-
Dividends paid	(10,503)	(2,585)
Net cash provided by (used in) financing activities	(13,480)	8,891

Net decrease in cash and cash equivalents	(342)	(6,225)
Cash and cash equivalents at beginning of period	53,446	40,240

Cash and cash equivalents at end of period	$53,104	$34,015

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